Blackrock Financial Institutions Series Trust
Series 1
File Number: 811-03189
CIK Number: 353281
Blackrock Summit Cash Reserves Fund
For the Period Ending: 11/30/2008

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six month period ended November 30, 2008.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
07/14/2008	$2,000	Clipper Receivables Comp.	3.09%	10/10/2008
08/04/2008	500	Clipper Receivables Comp.	2.97	10/20/2008
08/06/2008	1,741	Charta LLC	2.86	11/07/2008
11/05/2008	1,000	Apreco LLC	2.18	01/29/2008